Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

For more information contact:

Tamar Gerber	William J. Hoelting
Vice President, Investor Relations	Vice President, Investor Relations
646.348.6706	402.390.8990

FOR IMMEDIATE RELEASE

ACI Worldwide, Inc. Reports Financial

Results for March 31, 2007

KEY OPERATING HIGHLIGHTS

•	Strong operating free cash flow of $18.3 million.

•	Solid contracting led to sequential growth of $31 million in 60-month backlog to $1.244 billion versus $1.213 billion in the December quarter of 2006.

•	Closed acquisition of Visual Web Solutions, expanding the wholesale product portfolio as well as our presence in India.

(NEW YORK — August 9, 2007) — ACI Worldwide, Inc. (NASDAQ: ACIW), a leading international provider of software for electronic payment systems, today announced financial results for the period ending March 31, 2007. We will hold a conference call on August 9, 2007 at 9:00 am EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

	Financial Results
	March 31, 2007	Better / (Worse) March 31, 2006	Better / (Worse) March 31, 2006
Operating Free Cash Flow ($ Mil)	$18.3	$0.5	3%
60-month Backlog ($ Bil)	$1.244	$0.204	20%
Revenues ($ Mil)	$89.9	$0.1	—
GAAP EPS (diluted)	$(0.01)	($0.40)	(103)%
Adj. Non-GAAP EPS (diluted)	$0.16	($0.27)	(63)%

On August 7, 2007, we were informed of a clarification relating to the accounting treatment for the settlement of expiring stock options that were vested but not currently exercisable because of our review of historical stock option practices and resulting late filings with the Securities and Exchange Commission. As disclosed in our Form 10-K for the year ended September 30, 2006 and our Form 10-Q for the quarter ended December 31, 2006 which we filed on May 11, 2007 and June 29, 2007, respectively, we had estimated that we would incur charges directly to equity of approximately $11 million related to the settlement of vested options. Under the revised view of the accounting treatment, we now estimate that we will charge approximately $7.5 million of the $11 million to expense and the remaining $3.5 million to equity, with $3.5 million of this expense having been recorded in the March quarter and we estimate that $3.4 million will be incurred in the June quarter of 2007 and $0.6 million for the September quarter of 2007.

Unfortunately, this accounting clarification has resulted in a delay in our planned Form 10-Q filing for the quarter ended March 31, 2007. We fully expect that our regulatory filing will occur in the next few days.

“We are very disappointed to report that we learned this past Tuesday of a clarification of the accounting treatment for the settlement of vested options, especially considering our efforts to proactively communicate the economic and accounting implications of these transactions in our prior regulatory filings and other communications. We will, of course, account for these non-recurring items with our new understanding of accounting for these types of transactions,” said Chief Executive Officer, Philip G. Heasley.

“We continue to enhance the enterprise to drive long-term growth and globalization,” continued Heasley. “Our results in the March quarter demonstrated the value of our refined focus on winning new accounts and cross-selling our broad solutions portfolio into our base. We delivered steady operating free cash flow and had strong growth in our backlog and our deferred revenue. We won major deals in each of our three distribution channels and we added to our solutions set with the acquisition of Visual Web Solutions.”

“Based on the secular shift towards electronic payments, our customer systems continue to grow in scope and complexity and need for faster time to market,” added Heasley. “The need for banks to globalize their payments infrastructures, combined with continued regulatory demands, are putting tremendous pressure on legacy systems and creating opportunities for us around the world. The fact that we are now delivering our solutions on an open-systems architecture and working very closely with strategic partners like IBM makes us even more relevant to customers who want to leverage their investment in infrastructure and increase their overall payments productivity.”

Major steps we have taken to ensure that we are positioned to address these positive market dynamics include the following:

•	Appointments in the following areas designed to strengthen our overall structure:

•	The appointment of Richard Launder to President of ACI Global Operations. Mr. Launder will be responsible for our customer-facing activities in all three of our global distribution channels.

•	The appointment of Ralph Dangelmaier, formerly President of P&H Solutions, to President of our Americas channel.

•	The appointment of Bobby Koscheski to Vice President of Global Marketing.

•	Launch of our new ACI On Demand initiative, designed to offer a full range of our electronic payment solutions to customers on a hosted basis.

•	Rebranding of the company under the ACI Worldwide brand, strengthening the link between our in-market operations and our corporate strategies and providing better clarity for our various stakeholders.

•	Continuing the integration of the strategic acquisitions of eps Electronic Payment Systems, P&H Solutions and Visual Web Solutions into our global operations.

•	Continuing the expansion of our direct distribution capabilities around the globe.

Notable new business during the quarter included:

•	A major wholesale payments deal in Europe with a top 20 global bank which licensed our ACI Money Transfer System to upgrade its global payments infrastructure and comply with pending SEPA regulations.

•	New BASE24-eps deals with BNP Paribas and Natexis Paiements, representing our first two retail payment engine wins in France in many years.

•	Other BASE24-eps deals which were closed across our geographic channels, with both new and existing accounts, and on a range of operating platforms.

•	A new ACI Enterprise Banker product license with Mellon Financial for use in a hosted model; thereby validating our ACI On Demand initiative within the banking community.

•	Closure of financial institution contracts in the United Kingdom; helping clients to meet compliance with new requirements for UK-based Faster Payments initiative.

•	Won 13 new accounts, licensed 25 new applications for existing customers and signed contracts for 28 capacity upgrade licenses over $100 thousand.

FINANCIAL SUMMARY

Operating Free Cash Flow

Operating free cash flow was $18.3 million compared to $17.8 million for the March 2006 quarter. The drivers of our operating free cash flow were solid contracting, billings and collections, thus demonstrating our ability to generate strong cash flows which precede revenue recognition in our GAAP results.

Backlog

As of March 31, 2007, our estimated 60-month backlog was $1.244 billion, compared to $1.213 billion as of December 31, 2006 and compared to $1.040 billion as of March 31, 2006. As of March 31, 2007, our 12-month backlog was $307 million, as compared to $293 million for the quarter ended December 31, 2006 and $257 million for the quarter ended March 31, 2006. The year-over-year growth was the outcome of strong contracting, the acquisition of P&H Solutions and eps Electronic Payment Systems offset by the divestiture of two non-strategic products. The sequential growth of $31 million in our 60-month backlog, due to our strong contracting quarter, was comprised of ACI organic growth of $16 million, an improvement of $2 million over the prior year quarter, and $15 million from our acquired companies.

Revenues

Notwithstanding our strong contracting growth, revenue was essentially flat at $89.9 million compared with the same period last year or down $9.5 million excluding the impact of acquisitions. Sequentially, our deferred revenue growth of $21 million compared to $0.3 million in the March 2006 quarter reflects our focus on the sale of solutions to new accounts as well as multi-product sales to both new and existing customers, thus resulting in lengthier revenue recognition cycles.

Operating Expenses

Excluding expenses of $15.6 million related to acquisitions, $2.4 million related to the review of historical stock option practices, and $3.5 million related to the expensing of the settlement of vested options, organic operating expenses for the quarter were down $0.2 million year over year. The decline in operating expense was driven by lower organic selling and marketing costs of $2.2 million related to sales productivity initiatives as well as a decrease in advertising and promotion costs due to timing of marketing events, which was partially offset by our $1 million investment in Ireland and Romania and timing related to travel and entertainment and professional fees. Including the impact of these items, operating expenses were $89.7 million in the March 2007 quarter compared to $68.6 million in the March 2006 quarter. Year over year deferred expenses increased by $0.4 million.

Other Income and Expense

Other expense for the quarter was $0.9 million, compared to other income of $1.9 million in the March 2006 quarter. Decrease in interest income resulted from the reduction of cash and cash equivalents due to the funding of acquisitions and share repurchase as well as a one-time IRS tax refund in the March 2006 quarter. Interest expense increased due to the $75 million outstanding on our credit facility which was utilized for the funding of the P&H Solutions acquisition.

Taxes

Our effective tax rate for the quarter was 41.6 percent, compared to 35 percent for the March quarter of fiscal 2006 due to the impact of both geographical profit mix and the continued impact of a non-cash amortization charge related to the intellectual property transfer of BASE24-eps™ to Ireland.

Net Income (Loss) and Diluted Earnings Per Share

Net loss for the quarter was $0.4 million, compared to net income of $15.0 million during the same period last year.

Earnings per share for the quarter ended March 2007 was $(0.01) per diluted share compared to $0.39 per diluted share during the same period last year. The year-over-year quarterly variance is primarily due to the following factors: lower organic revenue ($0.16), dilutive impact of acquisitions ($0.10), other income and expense ($0.05), expense related to the review of historical stock options ($0.04) and expense related to the settlement of vested options ($0.06).

Shares Outstanding

Total shares outstanding were 37.2 million as of March 31, 2007 as compared to 37.4 million shares outstanding as of March 31, 2006.

Adjusted Non-GAAP earnings per share

Adjusted Non-GAAP earnings for the quarter were $0.16 per diluted share, compared to $0.43 per diluted share during the same period last year. The variance is due primarily to the following factors: lower organic revenue ($0.16), other income and expense ($0.05) and dilutive impact of acquisitions ($0.06).

“We are pleased to make further progress in globalizing and growing our business. Additionally, reflected in the information provided in this release, we are managing and describing our business in terms of cash generation, and long-term value creation which we believe are key to the success of our operating business,” stated Chief Executive Officer, Philip G. Heasley.

About ACI Worldwide, Inc.

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services. ACI is a leading international provider of solutions for banking, retail and cross-industry systems. ACI serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors. Visit ACI Worldwide at www.aciworldwide.com.

Non GAAP Financial Measures

This press release includes (1) operating free cash flow and (2) earnings per share guidance on an adjusted, non-GAAP basis. ACI is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operations before selected non-cash items and operating free cash flow.

We believe that providing earnings per share on an adjusted, non-GAAP basis is useful to our investors as an operating measure because it excludes certain expenses and therefore provides a consistent basis for comparison of our expenses from period to period. ACI is also presenting operating free cash flow, which is defined by our net cash provided by operating activities, adjusted for one-time items, minus capital expenditures. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.

The presentation of these non-GAAP financial measures should be considered in addition to the our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of (1) net cash provided by operating activities to operating free cash flow and (2) GAAP earnings per share to non-GAAP adjusted earnings per share follows.

	Three Months Ended March 31,
Table 1: Reconciliation of Operating Free Cash Flow (mils)	2007	2006
Net cash provided by operating activities	$16.0	$29.7
One-time items:
One time tax benefit, net	—	(10.2)
Net after-tax cash payments associated with stock option review	1.3	—
P&H-related compensation expense	0.7	—
Settlement of Vested Options		—
Expense, net	2.1
APIC	(0.5)
Less capital expenditures	(1.3)	(1.7)

Operating Free Cash Flow	$18.3	$17.8

	As of
Table 2: Backlog 60-Month (mils)	March 31, 2007	December 31, 2006	March 30, 2006
Americas	$643.0	$644.0	$521.0
EMEA	474.0	444.0	393.0
Asia/Pacific	127.0	125.0	126.0

Backlog 60-Month	$1,244.0	$1,213.0	$1,040.0

Backlog breakout
ACI Organic	$1,072.0	$1,055.0	$1,031.3
Acquisitions	172.0	158.0	0.0
Divestitures	0.0	0.0	8.7

Backlog 60-Month	$1,244.0	$1,213.0	$1,040.0

	Three Months Ended March 31,
Table 3: Revenues by Channel (mils)	2007	2006
Revenues:
Americas
United States	$39.2	$29.7
Americas International	13.4	13.9

Total Americas	52.6	43.6
EMEA	28.7	37.4
Asia/Pacific	8.6	8.8

	$89.9	$89.8

	Three Months Ended March 31,
Table 4: Monthly Recurring Revenue (mils)	2007	2006
Monthly license fees	$15.3	$16.9
Maintenance fees	29.9	24.7
Facilities Management	3.6	3.4

Total Monthly Recurring Revenue	$48.8	$45.0

	As of March 31,
Table 5: Deferred Revenue (mils)	2007	2006
Acquisitions	$5.9	$0.0
ACI Organic	90.5	80.1

Short Term Deferred Revenue	96.4	80.1

Acquisitions	5.5	0
ACI Organic	19.8	20.4

Long Term Deferred Revenue	25.3	20.4

Total Deferred Revenue	$121.7	$100.5

Table 6: Organic versus Acquisition Comparisons (mils)	Year over Year Increase/ Decrease in Revenue	Year over Year Increase/ Decrease in Operating Expense	Dec-Mar y-o-y Quarterly Movement in Deferred Revenue	Dec-Mar y-o-y Quarterly Movement in Deferred Expense	Sequential 60-Month Backlog
Organic	$(9.5)	$0.2	$17.7	$0.5	$16.0
Acquisitions	9.6	(13.0)	2.8	(0.1)	15.0
Intangible amortization from acquisitions	—	(2.4)	—	—	—
Stock Option Review	—	(2.4)	—	—	—
Expense of Settlement of Vested Options		(3.5)

Total	$0.1	$(21.1)	$20.5	$0.4	$31.0

	Three Months Ended March 31,
Table 7: Reconciliation of Adjusted Non-GAAP earnings per share	2007	2006
GAAP earnings per share	$(0.01)	$0.39
Cost of stock options review	0.04	—

Expense of Settlement of Vested Options	0.06

Adj. earnings per share after selected one-items	0.09	0.39
Amortization of acquisition-related intangibles	0.04	0.01
Non-cash equity-based compensation	0.03	0.03

Adjusted Non-GAAP earnings per share	$0.16	$0.43

Table 8: Share Repurchase Program (mils)	March 31, 2007
Repurchase authorization	$210.0
Shares repurchased	(77.0)

Authorization remaining as of March 31, 2007	$133.0

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding (i) the Company’s estimates and expected allocations with respect to the expensing of the costs associated with the purchase of vested options, (ii) the Company’s estimate of recurring and non-recurring backlog and (iii) the Company’s expected timing of the filing of its Form 10-Q for the quarter ended March 31, 2007.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on May 11, 2007 and the Company’s Form 10-Q filed on June 29, 2007 and specifically the sections entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•	Risks associated with the restatement of the Company’s financial statements;

•

Risks associated with not having current financial information available and the Company will be limited in its ability to register its securities for offer and sale until the Company is deemed a current filer with the SEC;

•

Risks associated with the delays in filing its periodic reports, including the need to obtain additional extensions from the lender in the future in order to comply with the financial reporting requirements of the Company’s bank debt, the failure to do so which could have a material adverse effect on the Company’s business, liquidity and financial conditions;

•

Risks associated with the delay in filing its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 with the SEC and any failure to satisfy other NASDAQ listing requirements could cause the NASDAQ to commence suspension or delisting procedures with respect to its common stock;

•	Risks associated with the Company’s performance which could be materially adversely affected by a general economic downturn or lessening demand in the software sector;

•	Risks associated with the complexity of the Company’s software products;

•	Risks inherent in making an estimate of the Company’s backlogs which may not be accurate and may not generate the predicted revenue;

•	Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree;

•	Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and the Company’s revenues in the future;

•	Risks associated with the Company’s stock price which may be volatile;

•	Risks associated with conducting international operations;

•	Risks regarding the Company’s newly introduced BASE24-eps product which may prove to be unsuccessful in the marketplace;

•	Risks associated with the Company’s future profitability which depends on demand for its products; lower demand in the future could adversely affect the Company’s business;

•

Risks associated with the Company’s software products which may contain undetected errors or other defects, which could damage its reputation with customers, decrease profitability, and expose the Company to liability;

•	Risks associated with future acquisitions and investments which could materially adversely affect the Company;

•	Risks associated with the Company’s ability to protect its intellectual property and technology and may be subject to increasing litigation over its intellectual property rights;

•	Risks associated with the Company’s restructuring plan which may not achieve expected efficiencies;

•	Risks associated with litigation that could materially adversely affect the Company’s business financial condition and/or results of operations;

•	Risks associated with new accounting standards or revised interpretations or guidance regarding existing standards; and

•	Risks associated with the assessment and maintenance of internal controls over the Company’s financial reporting.

Backlog

The Company’s 60-month backlog estimates are based on the Company’s judgment about future events which, as described above, may not be accurate and may not generate the predicted revenue. Additionally, as a non-GAAP financial measure, backlog estimates are not subject to the same level of internal review or controls as a GAAP measure. The Company estimates backlog using the methodology described in the Company’s Form 10-Q filed on June 29, 2007 in the section entitled “Backlog” under Item 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FINANCIAL HIGHLIGHTS TO FOLLOW:

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2007	December 31, 2006	March 31, 2006	December 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$95,963	$89,900	$113,539	$95,705
Marketable securities	2,500	2,500	76,182	62,093
Billed receivables, net of allowances	75,068	65,402	59,110	53,806
Accrued receivables	11,332	13,593	8,547	11,882
Deferred income taxes, net	4,575	2,441	4,509	2,688
Recoverable income taxes	5,825	2,366	—	4,976
Other current assets	15,167	15,497	11,959	13,427

Total current assets	210,430	191,699	273,846	244,577
Property, plant and equipment, net	18,869	18,899	9,642	9,264
Software, net	32,760	32,990	4,275	4,649
Goodwill	201,360	193,927	66,248	66,482
Other intangible assets, net	41,050	41,338	12,481	12,908
Deferred income taxes, net	16,126	17,517	21,886	21,779
Other assets	12,791	13,106	2,737	2,967

TOTAL ASSETS	$533,386	$509,476	$391,115	$362,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt - financing agreements	$—	$—	$308	$975
Accounts payable	10,806	12,465	6,316	7,442
Accrued employee compensation	21,447	17,242	15,967	14,590
Deferred revenue	96,402	78,497	80,134	80,746
Income taxes payable	—	—	8,999	—
Accrued and other current liabilities	16,761	16,737	10,666	12,535

Total current liabilities	145,416	124,941	122,390	116,288

Debt - financing agreements	—	—	—	58
Deferred revenue	25,343	22,414	20,429	19,515
Note payable under credit facility	75,000	75,000	—	—
Other noncurrent liabilities	16,721	16,755	1,854	1,645

Total liabilities	262,480	239,110	144,673	137,506

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—	—
Common stock	204	204	204	203
Treasury stock	(97,768)	(97,768)	(82,251)	(81,924)
Additional paid-in capital	309,445	309,086	300,716	294,067
Retained earnings	64,564	64,978	37,168	22,182
Accumulated other comprehensive loss	(5,539)	(6,134)	(9,395)	(9,408)

Total stockholders’ equity	270,906	270,366	246,442	225,120

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$533,386	$509,476	$391,115	$362,626

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Software license fees	$38,524	$47,730
Maintenance fees	29,901	24,746
Services	21,523	17,357

Total revenues	89,948	89,833

Expenses:
Cost of software license fees	11,193	7,505
Cost of maintenance and services	23,351	19,056
Research and development	12,041	9,978
Selling and marketing	16,799	16,529
General and administrative	26,353	15,563

Total expenses	89,737	68,631

Operating income	211	21,202

Other income (expense):
Interest income	1,014	1,586
Interest expense	(1,597)	(87)
Other, net	(337)	354

Total other income (expense)	(920)	1,853

Income (loss) before income taxes	(709)	23,055
Income tax benefit (provision)	295	(8,069)

Net income (loss)	$(414)	$14,986

Earnings (loss) per share information
Weighted average shares outstanding
Basic	37,162	37,241
Diluted	37,162	38,083
Earnings (loss) per share
Basic	$(0.01)	$0.40
Diluted	$(0.01)	$0.39

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(414)	$14,986
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	1,460	1,052
Amortization	3,622	938
Tax expense of intellectual property transfer	478
Amortization of debt financing cost	84
Gain on transfer of assets under contractual obligation
Loss on disposal of assets	9	(246)
Deferred income taxes	(1,825)	(1,848)
Share-based compensation expense	1,664	1,478
Tax benefit of stock options exercised	740	298
Changes in operating assets and liabilities:
Billed and accrued receivables, net	(5,806)	(1,344)
Other current assets	520	1,482
Other assets	(168)	(414)
Accounts payable	(2,473)	(1,152)
Accrued employee compensation	1,755	1,459
Accrued liabilities	1	(1,147)
Current income taxes	(3,340)	13,976
Deferred revenue	19,693	(123)
Other current and noncurrent liabilities	(17)	327

Net cash flows from operating activities	15,983	29,722

Cash flows from investing activities:
Purchases of property and equipment	(1,004)	(1,560)
Purchases of software and distribution rights	(340)	(112)
Purchases of marketable securities	—	(28,359)
Acquisition of business	(8,165)	—
Sales of marketable securities	—	14,275
Proceeds from assets transferred under contractual obligation	—	—

Net cash flows from investing activities	(9,509)	(15,756)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	306
Proceeds from exercises of stock options	—	3,746
Excess tax benefit of stock options exercised	—	823
Purchases of common stock	—	(1,176)
Payments on debt and capital leases	(472)	(727)
Other	285	137

Net cash flows from financing activities	(187)	3,109

Effect of exchange rate fluctuations on cash	(224)	759

Net increase (decrease) in cash and cash equivalents	6,063	17,834
Cash and cash equivalents, beginning of period	89,900	95,705

Cash and cash equivalents, end of period	$95,963	$113,539

Supplemental cash flow information:
Income taxes paid (benefit received), net	3,571	(5,284)
Interest paid	1,290	89

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